KILPATRICK STOCKTON LLP
Suite 2800
1100 Peachtree Street
Atlanta, Georgia  30309-4530
(404) 815-6175

April 30, 1998

Equifax Inc.
1600 Peachtree Street, N.W.
Atlanta, Georgia  30309


      Re:   Form S-8 Registration Statement -- Equifax Inc.
            Employee Special Recognition Bonus Award Plan


Gentlemen:

      We have acted as counsel for Equifax Inc., a Georgia corporation (the "Company"), in connection with the preparation and filing of the form S-8 Registration Statement relating to the registration of up to 50,000 shares of the Company's common stock, $1.25 par value (the "Common Stock"), which is to be offered pursuant to the Company's Employee Special Recognition Bonus Award Plan (the "Plan") to be funded in part through the Equifax Inc. Employee Stock Benefits Trust. In connection with the preparation of said Registration Statement, we have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

     The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 300,000,000 shares of Common Stock, par value $1.25 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

     The shares of Common Stock to be registered have been duly authorized, and the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                              Sincerely,


                              KILPATRICK STOCKTON LLP


                              By:  /s/ Larry D. Ledbetter
                                   Larry D. Ledbetter, a partner